Marsh McLennan 1166 Avenue of the Americas New York, New York 10036-2774 212 345 5000 www.marshmclennan.com

News release	Exhibit 99.1

Media Contact: Erick Gustafson Marsh McLennan +1 202 263 7788 erick.gustafson@mmc.com	Investor Contact: Jay Gelb Marsh McLennan +1 212 345 1569 jay.gelb@mmc.com

Marsh McLennan appoints Bruce Broussard to its Board of Directors

NEW YORK, July 9, 2025 — The Board of Directors of Marsh McLennan (NYSE: MMC), a global leader in risk, strategy and people, today appointed Bruce Broussard as a director, effective immediately. The Company’s Board now consists of 12 directors.

Commenting on Mr. Broussard’s appointment, H. Edward Hanway, Chair of the Company’s Board of Directors, said, “We are delighted to welcome Bruce to the Board. His appointment underscores our commitment to enriching our Board with broad industry expertise.”

John Doyle, President and CEO of Marsh McLennan, said, “Bruce is a terrific addition to Marsh McLennan’s Board. He brings a wealth of knowledge in the insurance and healthcare sectors, along with valuable leadership experience as a Chief Executive and Financial Officer, which will enhance our Board's perspective on an array of important issues.”

Mr. Broussard has over 30 years of experience leading public and private healthcare organizations. He was named President of Humana in 2011 and served as Chief Executive Officer from 2013 to 2024. Prior to that, he was Chief Executive Officer of McKesson Specialty/US Oncology. He joined US Oncology, which was acquired by McKesson Specialty, in 2000, and held various leadership roles, including Chief Financial Officer, President, Chief Executive Officer and Chairman of the Board.

Mr. Broussard also serves on the boards of directors of HP Inc., Cleveland Clinic and One Call. Additionally, he holds leadership positions in numerous advocacy organizations, including The Business Council and the American Heart Association’s CEO Roundtable. He is also the Chair of the Board of Directors of the Trust for the National Mall, a nonprofit philanthropic partner of the National Park Service dedicated to restoring and preserving the National Mall.

About Marsh McLennan
Marsh McLennan (NYSE: MMC) is a global leader in risk, strategy and people, advising clients in 130 countries across four businesses: Marsh, Guy Carpenter, Mercer and Oliver Wyman. With annual revenue of over $24 billion and more than 90,000 colleagues, Marsh McLennan helps build the confidence to thrive through the power of perspective. For more information, visit marshmclennan.com, or follow on LinkedIn and X.

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